EXHIBIT 99.1

Whitestone REIT Announces Pricing of Public Offering

HOUSTON, May 5, 2011 (GLOBE NEWSWIRE) -- Whitestone REIT (NYSE AMEX:WSR), a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods, announced today the pricing of its public offering of 5,000,000 of its Class B common shares at a price to the public of $12.00 per share. The offering was conducted pursuant to an effective registration statement filed with the Securities and Exchange Commission. The underwriters have been granted a 30-day option to purchase up to an additional 750,000 of Class B common shares from Whitestone at the public offering price, less the underwriting discount and commissions, to cover over-allotments, if any.

BMO Capital Markets, JMP Securities, and Wunderlich Securities are acting as Joint Book-running Managers. Ladenburg Thalman & Co. Inc. is Lead Manager. Co-Managers include J.J.B. Hilliard, W.L. Lyons, LLC; Southwest Securities, Inc. and Maxim Group LLC. The offering is expected to close on May 10, 2011, subject to customary closing conditions.

Whitestone intends to contribute the net proceeds from the offering to its operating partnership, which then intends to use the net proceeds to (1) acquire commercial properties in Whitestone's target markets directly from owners or by acquiring loans with the intent to acquire the underlying property through foreclosure or deed in lieu of foreclosure within a short time, (2) to redevelop and re-tenant existing properties to create Whitestone-branded Community Centered PropertiesTM and (3) for general corporate purposes. The net proceeds of the offering, after deducting the underwriting discounts, commissions and estimated offering expenses, are expected to be approximately $56.3 million, or $64.8 million if the underwriters exercise the over-allotment option in full.

The offering is being made solely by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale of these securities would be unlawful prior to their registration and qualification under the securities laws of any such state or jurisdiction. You may request a copy of the prospectus for free by emailing bmoprospectus@bmo.com. Alternatively, copies can be obtained by contacting BMO Capital Markets--Attn: Syndicate Department, 3 Times Square, New York, NY 10036, telephone: 212.702.1200.

About Whitestone REIT

Whitestone REIT (NYSE AMEX:WSR) is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods. Whitestone focuses on value-creation in its Centers, as it markets, leases and manages its Centers to match tenants with the shared needs of surrounding neighborhoods. Operations are structured for providing cost-effective service to local service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings including medical, education, and casual dining. The largest of its approximately 800 tenants comprises less than 2% of its rental revenues. Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The Investor Relations section of the Company's website has links to filings with the Securities and Exchange Commission, news releases, financial reports and investor newsletters.

The Whitestone REIT logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7293

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. Whitestone's actual results, performance or achievements could differ materially from those expressed or implied by these statements. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled, "Risk Factors" in the Company's final prospectus relating to this offering, and the Company's Annual Report on Form 10K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 1, 2011, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

CONTACT: Whitestone REIT:
         Anne Gregory
         Vice President Marketing & Investor Relations
         (713) 435.2221
         ir@whitestonereit.com